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                                                                    Exhibit 23.1
                        Consent of Independent Auditors

Board of Directors and Stockholders
Enterprise Systems, Inc.:

     We consent to incorporation by reference in the registration statement (No. 333-1598) on Form S-8 of Enterprise Systems, Inc. of our reports dated February 10, 1997, relating to the consolidated balance sheets of Enterprise Systems, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and relating to the financial statement schedule, which reports appear in the December 31, 1996 annual report on Form 10-K of Enterprise Systems, Inc.


                                       KPMG Peat Marwick LLP

Chicago, Illinois
March 26, 1997